As filed with the U.S. Securities and Exchange Commission on September 1, 2026

Registration No. 333-224725

Registration No. 333-257795

Registration No. 333-280910

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-224725)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-257795)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-280910)

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NCS Multistage Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	19350 State Highway 249, Suite 600 Houston, Texas 77070 (281) 453-2222	46-1527455
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Beth Ann Dranguet

Vice President and Secretary

c/o NCS Multistage Holdings, Inc.

19350 State Highway 249, Suite 600

Houston, Texas 77070

(281) 453-2222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan B. Newton

Heath C. Trisdale

King & Spalding LLP

1100 Louisiana St., Suite 4100

Houston, Texas 77002

(713) 751-3200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by NCS Multistage Holdings, Inc., a Delaware corporation (the “Registrant”), deregister any and all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued and unsold, and any other securities issuable by the Registrant, under the following Registration Statements on Form S-3, in each case as amended by any amendments thereto (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (No. 333-224725), filed with the SEC on May 7, 2018, as amended by Pre-Effective Amendment No. 1 to Registration Statement No. 333-224725 filed with the SEC on May 31, 2018, and declared effective by the SEC on June 4, 2018, pertaining to the registration of up to $300,000,000 in aggregate offering price of Shares offered by the Registrant and 35,687,970 Shares offered by selling stockholders;

•

Registration Statement on Form S-3 (No. 333-257795), filed with the SEC on July 9, 2021, as amended by Pre-Effective Amendment No. 1 to Registration Statement No. 333-257795 filed with the SEC on July 20, 2021, and declared effective by the SEC on July 23, 2021, pertaining to the registration of up to $200,000,000 in aggregate offering price of Shares offered by the Registrant and 1,799,816 Shares offered by selling stockholders; and

•

Registration Statement on Form S-3 (No. 333-280910), filed with the SEC on July 19, 2024, and declared effective by the SEC on July 30, 2024, pertaining to the registration of up to $200,000,000 in aggregate offering price of Shares offered by the Registrant and 1,667,734 Shares offered by selling stockholders.

For ease of reference, all share numbers above are as stated in the Registration Statements, without giving pro forma effect to any adjustments, as applicable, for subsequent events such as stock splits occurring after the original filing dates of the respective Registration Statements.

On September 1, 2026, pursuant to its previously announced Agreement and Plan of Merger, dated as of May 31, 2026 (the “Merger Agreement”), by and among the Registrant, Weatherford International plc, an Irish public limited company (“Weatherford”), and Trinity Bell Sub, Inc., a Delaware corporation and wholly owned subsidiary of Weatherford (“Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly-owned subsidiary of Weatherford (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements and the Registrant is filing these Post-Effective Amendments to deregister any and all securities that remain unsold under the Registration Statements as of the effective time of the Merger under the Registration Statements, if any. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date of these Post-Effective Amendments. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 1, 2026.

NCS MULTISTAGE HOLDINGS, INC.

By:	/s/ Beth Ann Dranguet
Name: Beth Ann Dranguet
Title: Vice President and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.